Exhibit 99

Pall Corporation Reports First Quarter Results

Posts Strong Earnings

Port Washington, NY (December 9, 2009) -- Pall Corporation (NYSE:PLL) today reported financial results for the first quarter ended October 31, 2009.

Sales and Earnings Overview

Net earnings were $67.0 million, compared to $43.1 million in the first quarter of fiscal year 2009. Diluted earnings per share (“EPS”) were $0.56, compared to $0.36 a year earlier. Pro forma EPS, excluding restructuring and other charges as well as non-recurring favorable items affecting interest expense and provision for income taxes (“Discrete Items”), were $0.40 on par with last year. The estimated impact of foreign currency translation increased both measures of fiscal year 2010 EPS by $0.01.

As previously reported, first quarter sales were $546.9 million, a decrease of 5.4% compared to the first quarter of fiscal year 2009. Sales in local currency (“LC”) decreased 6.9%. Foreign currency translation increased reported sales by $8.8 million or 1.5% in the quarter.

Eric Krasnoff, Chairman and CEO, stated, “This quarter’s results exemplify the strength of Pall’s market and geographic diversity as well as the success of our investments and execution of corporate initiatives. Key Industrial end markets remained depressed. The Life Sciences business was strong, particularly in high value added, differentiated product lines.

Overall, gross margin in the quarter improved 110 basis points over last year. SG&A decreased over $5 million, or 3%, in LC. Both these improvements also reflect ongoing cost reduction and efficiency initiatives. Cash flow from operations was $73 million in the quarter, an increase of 44% over last year."

Life Sciences - First Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales Changes are in Local Currency)

Sales:	OCT. 31, 2009	% CHANGE	% CHANGE IN LC
Medical	$95,687	3.6	2.6
BioPharmaceuticals	143,223	12.0	10.3
Total Life Sciences segment	$238,910	8.4	7.1

		% OF SALES
Gross profit	$133,001	55.7
Operating profit	$57,767	24.2

Medical sales increased 2.6% in the quarter, with Blood Filtration submarkets growing 4%. Pall-AquasafeTM water filter sales were strong.

BioPharmaceuticals sales increased 10.3% in the quarter with growth in all geographies. Sales within Pharmaceutical submarkets increased 9.8% with strong consumables growth in all geographies. Vaccine production remains high.

Life Sciences gross margin increased 370 basis points to 55.7% primarily driven by favorable market trends and product mix. SG&A as a percentage of sales decreased 90 basis points to 27.4%. Operating profit increased 38% to $57.8 million. Operating margin improved to 24.2% from 19% a year earlier.

Industrial - First Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales Changes are in Local Currency)

Sales:	OCT. 31, 2009	% CHANGE	% CHANGE IN LC
Energy, Water & Process Technologies	$194,489	(10.6)	(12.3)
Aerospace & Transportation	56,991	(21.6)	(21.6)
Microelectronics	56,549	(16.1)	(19.2)
Total Industrial segment	$308,029	(13.9)	(15.5)

		% OF SALES
Gross profit	$137,197	44.5
Operating profit	$30,971	10.1

Energy, Water & Process Technologies (“EWPT”) sales decreased 12.3% in the quarter. Fuels and Chemicals and Power Generation submarkets were flat and sales to Municipal Water, Food & Beverage and Industrial Manufacturing submarkets were down.

Aerospace & Transportation declined 21.6% in the quarter. Commercial Aerospace submarkets declined 8.5% reflecting a reduction in flights and production of airframes, particularly for private jets. Sales to Military Aerospace submarkets decreased 29.8% compared to a very strong quarter a year ago. Sales to Transportation submarkets were down on continued weakness in mobile equipment production.

Microelectronics sales decreased 19.2% over the prior year, but held steady sequentially over an improved fourth quarter.

Industrial gross margin declined to 44.5% from 46.1% a year ago reflecting the impact of reduced volume and product mix. SG&A decreased 4% in local currency benefitted by the company’s cost reduction programs. Operating profit decreased to $31 million. Operating margin declined to 10.1% from 15.4% a year earlier.

Conclusion

Mr. Krasnoff concluded, “Life Sciences continues to benefit from the sale of new products targeted to emerging industry trends. While Industrial had a difficult quarter, we believe it has begun to stabilize. There is upside opportunity if the harder hit industrial markets do rebound over the next half-year as many economists expect. We remain confident in Pall’s ability to execute its growth plans and look forward to reviewing the details at our investor day on December 17, 2009.

We are resuming providing annual guidance. Pro forma EPS is projected to be in a range of $2.02 to $2.19 per share. This guidance includes a $0.17 benefit from foreign currency translation. By also including the Discrete Items from the first quarter, the EPS range is $2.18 to $2.35.”

Conference Call

On Thursday, December 10, 2009, at 8:30 am ET, Pall Corporation will host a conference call to review these results. The call will be webcast and individuals can access it at www.pall.com/investor. Listening to the webcast requires audio speakers and Microsoft Windows Media Player software. The webcast will be archived for 30 days.

The company will also host an Investor Day on December 17, 2009 from 9–11 am ET. The conference will be simultaneously webcast and individuals can access it at www.pall.com/investor.

About Pall Corporation

Pall Corporation (NYSE:PLL) is a filtration, separation and purification leader providing Total Fluid ManagementSM solutions to meet the critical needs of customers in biopharmaceutical, hospital and transfusion medicine, energy and alternative energy, electronics, municipal and industrial water, aerospace, transportation and broad industrial markets. Together with our customers, we foster health, safety and environmentally responsible technologies. The Company’s engineered solutions enable process and product innovation and minimize emissions and waste. Pall Corporation, with total revenues of $2.3 billion for fiscal 2009, is an S&P 500 company with more than 10,000 employees servicing customers worldwide. Pall has been named a top "green company" by Newsweek magazine. To see how Pall is helping enable a greener and more sustainable future, visit www.pall.com.

Forward-Looking Statements

The matters discussed in this release contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Results for the first quarter of fiscal year 2010 are preliminary until the Company's Form 10-Q is filed with the Securities and Exchange Commission on December 10, 2009.

All statements regarding future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments are forward-looking statements. Forward-looking statements are those that use terms such as “anticipate”, “should”, “believe”, “estimate”, “expect”, “intend”, “plan”, “predict”, “potential” or similar expressions about matters that are not historical facts. Forward-looking statements contained in this and other written and oral reports are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those discussed in Part I, Item 1A, “Risk Factors” in the 2009 Form 10-K, and other reports the Company files with the Securities and Exchange Commission, including the impact of the current global recessionary environment and its likely depth and duration, the current credit market crisis, volatility in currency exchange rates and energy costs and other macro economic challenges currently affecting the Company, our customers (including their cash flow and payment practices) and vendors; the effectiveness of our initiatives to mitigate the impact of the current environment; and the Company’s ability to successfully complete its business improvement initiatives that include integrating and upgrading its information systems and the effect of a serious disruption in the Company's information systems on its business and results of operations. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them.

Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of the Company’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The

Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations. Reconciliations of the non-GAAP financial measures used in this presentation to the most directly comparable GAAP measures appear on the last slide of this presentation (in the Reconciliation Appendix) and are also available on Pall’s website at www.pall.com/investor.

PALL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in Thousands)

	OCT. 31, 2009	JULY 31, 2009
Assets:

Cash and cash equivalents	$433,534	$414,011
Accounts receivable	546,225	561,063
Inventories	419,180	413,278
Other current assets	197,557	182,098
Total current assets	1,596,496	1,570,450

Property, plant and equipment, net	698,896	681,658
Other assets	585,965	588,704
Total assets	$2,881,357	$2,840,812

Liabilities and Stockholders' Equity:

Short-term debt	$147,436	$139,803
Accounts payable, income taxes and other current liabilities	520,371	577,587
Total current liabilities	667,807	717,390

Long-term debt	577,765	577,666
Deferred taxes and other non-current liabilities	440,532	431,158
Total liabilities	1,686,104	1,726,214

Stockholders' equity	1,195,253	1,114,598
Total liabilities and stockholders' equity	$2,881,357	$2,840,812

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Amounts in thousands, except per share data)

	FIRST QUARTER ENDED
	OCT. 31, 2009		OCT. 31, 2008
Net sales	$546,939		$578,022
Cost of sales	276,741		298,631
Gross profit	270,198		279,391
% of sales	49.4%		48.3%
Selling, general and administrative expenses	176,658		180,506
% of sales	32.3%		31.2%
Research and development	17,249		18,933
Earnings before restructuring and other
charges, net ("ROTC"), interest expense,
net, and income taxes	76,291		79,952
% of sales	13.9%		13.8%
ROTC	4,057	(a)	8,175	(b)
Interest (income)/expense, net	(2,606)	(a)	9,426
Earnings before income taxes	74,840		62,351
Provision for income taxes	7,857	(a)	19,264	(b)
Net earnings	$66,983		$43,087

Earnings per share:
Basic	$0.57		$0.36
Diluted	$0.56		$0.36

Average shares outstanding:
Basic	117,686		119,363
Diluted	118,847		120,520

Net earnings as reported	$66,983		$43,087
ROTC, after pro forma tax effect	2,739	(a)	6,694	(b)
Interest adjustments, after pro forma tax
effect	(7,499)	(a)	-
Tax adjustments	(14,188)	(a)	(1,426)	(b)
Pro forma earnings	$48,035		$48,355

Diluted earnings per share as reported	$0.56		$0.36
ROTC, after pro forma tax effect	0.02	(a)	0.05	(b)
Interest adjustments, after pro forma tax
effect	(0.06)	(a)	-
Tax adjustments	(0.12)	(a)	(0.01)	(b)
Pro forma diluted earnings per share	$0.40		$0.40

(a) ROTC in the quarter includes severance and other costs related to the Company's cost reduction programs.

Interest (income)/expense, net and provision for income taxes includes the reversal of accrued interest of $8,984 ($7,499 after pro forma tax effect) and income taxes payable of $14,188, principally related to the resolution of a foreign tax audit. Pro forma earnings exclude these items as they are deemed to be non-recurring in nature.

(b) ROTC in the quarter includes severance and other costs related to the Company's cost reduction programs, an increase to previously established environmental reserves, professional fees related to the previously reported matters that were under inquiry by the audit committee of the Company’s board of directors, the impairment of investments and a charge to write-off in process research and development acquired in the acquisition of GeneSystems, SA.

Provision for income taxes in the quarter includes benefits related to the repatriation of earnings and newly enacted tax legislation. Pro forma earnings exclude these items as they are deemed to be non-recurring in nature.

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in Thousands)

	FIRST QUARTER ENDED
	OCT. 31, 2009	OCT. 31, 2008
Net cash provided by operating activities	$73,040	$50,854

Investing activities:

Acquisitions, net of cash acquired	-	(36,832)
Capital expenditures	(37,081)	(26,287)
Other	(1,222)	77
Net cash used by investing activities	(38,303)	(63,042)

Financing activities:

Dividends paid	(33,913)	(15,501)
Notes payable and long-term borrowings	2,090	(83,045)
Purchase of treasury stock	-	(49,894)
Other	8,453	7,433
Net cash used by financing activities	(23,370)	(141,007)

Cash flow for period	11,367	(153,195)
Cash and cash equivalents at beginning of year	414,011	454,065
Effect of exchange rate changes on cash	8,156	(34,567)
Cash and cash equivalents at end of period	$433,534	$266,303

Free cash flow:
Net cash provided by operating activities	$73,040	$50,854
Less capital expenditures	37,081	26,287
Free cash flow	$35,959	$24,567

PALL CORPORATION
SUMMARY OPERATING PROFIT BY SEGMENT
(Unaudited)
(Dollar Amounts in Thousands)

	FIRST QUARTER ENDED
	OCT. 31, 2009	OCT. 31, 2008
Life Sciences
Sales	$238,910	$220,329
Cost of sales	105,909	105,810
Gross profit	133,001	114,519
% of sales	55.7%	52.0%

Selling, general and administrative expenses	65,413	62,384
% of sales	27.4%	28.3%
Research and development	9,821	10,267
Operating profit	$57,767	$41,868
% of sales	24.2%	19.0%

Industrial
Sales	$308,029	$357,693
Cost of sales	170,832	192,821
Gross profit	137,197	164,872
% of sales	44.5%	46.1%

Selling, general and administrative expenses	98,798	101,100
% of sales	32.0%	28.3%
Research and development	7,428	8,666
Operating profit	$30,971	$55,106
% of sales	10.1%	15.4%

CONSOLIDATED:
Operating profit	$88,738	$96,974
General corporate expenses	12,447	17,022
Earnings before ROTC, interest and income taxes	76,291	79,952
ROTC	4,057	8,175
Interest(income)/expense, net	(2,606)	9,426
Earnings before income taxes	$74,840	$62,351

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
FIRST QUARTER ENDED	OCT. 31, 2009	OCT. 31, 2008	% CHANGE	IMPACT	CURRENCY
Life Sciences			|-------------- Increase/(Decrease) -------------|
By Market:
Medical	$95,687	$92,406	3.6	$865	2.6
BioPharmaceuticals	143,223	127,923	12.0	2,157	10.3
Total Life Sciences	$238,910	$220,329	8.4	$3,022	7.1

By Geography:
Western Hemisphere	$87,540	$81,316	7.7	$(18)	7.7
Europe	114,726	109,458	4.8	349	4.5
Asia	36,644	29,555	24.0	2,691	14.9
Total Life Sciences	$238,910	$220,329	8.4	$3,022	7.1

Industrial
By Market:
Energy, Water & Process Technologies	$194,489	$217,599	(10.6)	$3,642	(12.3)
Aerospace & Transportation	56,991	72,695	(21.6)	33	(21.6)
Microelectronics	56,549	67,399	(16.1)	2,067	(19.2)
Total Industrial	$308,029	$357,693	(13.9)	$5,742	(15.5)

By Geography:
Western Hemisphere	$79,628	$101,899	(21.9)	$(71)	(21.8)
Europe	115,991	132,097	(12.2)	705	(12.7)
Asia	112,410	123,697	(9.1)	5,108	(13.3)
Total Industrial	$308,029	$357,693	(13.9)	$5,742	(15.5)

###

Contact:

Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: piannucci@pall.com